(a)(5)(iii)

 3 April 2014

RESULTS OF US$ EXCHANGE OFFER FOR ENHANCED CAPITAL NOTES

Lloyds Banking Group plc (the Group) has today announced the results of its offer for holders of certain series of US Dollar-denominated Enhanced Capital Notes (ECNs) to exchange them for new Additional Tier 1 (AT1) securities. Approximately US$1.60 billion of ECNs have been accepted for exchange pursuant to the exchange offer. This will result in the issue of US$1.675 billion (approximately £1 billion) of new AT1 securities, bringing the total amount of AT1 securities issued by the Group to approximatey £5.35 billion.  Settlement of the exchange offer is expected to occur on or around 7 April 2014.  Details of the series of ECNs accepted for exchange pursuant to the offer are given in a separate RNS issued today, filed with the Securities and Exchange Commission (the SEC).

The separate tender offer for eligible retail holders to sell their Sterling-denominated ECNs for cash, as previously announced, will remain open until 4.00pm London time on 16 April 2014.

For further information:

Investor Relations – Institutional Investors
Charles King	+44 (0) 20 7356 3537
Investor Relations Director
Email: charles.king@finance.lloydsbanking.com

Corporate Affairs
Matthew Young	+44 (0) 20 7356 2231
Group Corporate Affairs Director
Email: matt.young@lloydsbanking.com

Private Investors
Lucid Issuer Services Limited
Sunjeeve Patel / David Shilson / Victor Parzyjagla	0800 376 0832 /
+44 (0) 20 7704 0880
Email: lbg@lucid-is.com

DIFFERENCES BETWEEN THE ECNs AND THE AT1 SECURITIES

Further details of the AT1 securities to be issued by the Group in the offer is contained in the offering documents for the offer.  The form, terms and conditions of the ECNs are substantially different from those of the AT1 securities.  Holders who are in any doubt as to the terms of their ECNs and the differences to the terms of the AT1 securities are recommended to inform themselves about the terms of their ECNs and seek financial and legal advice from their professional advisers as they deem appropriate.  The AT1 securities will rank senior to ordinary shares in the Group.  It is the current intention of the Board of Directors of the Group (the Board) that, whenever exercising its discretion to declare dividends on the ordinary shares, or its discretion to cancel interest on the AT1 securities, it will take into account the relative ranking of these instruments in the Group’s capital structure, although the Board may at any time depart from this policy at its sole discretion.

DISCLAIMER

This announcement does not constitute an offer of any securities for sale. A registration statement on Form F-4, as amended, relating to the exchange offer and the prospectus have been filed with the SEC. The registration statement was declared effective on April 2, 2014.

The distribution of this announcement in certain jurisdictions may be restricted by law.  Persons into whose possession this announcement comes are required to inform themselves about and to observe any such restrictions.

FORWARD LOOKING STATEMENTS

This announcement contains forward looking statements with respect to the business, strategy and plans of the Lloyds Banking Group, its current goals and expectations relating to its future financial condition and performance.  Statements that are not historical facts, including statements about the Group or the Group’s management’s beliefs and expectations, are forward looking statements.  By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend on circumstances that will or may occur in the future.  The Group’s actual future business, strategy, plans and/or results may differ materially from those expressed or implied in these forward looking statements as a result of a variety of risks, uncertainties and other factors, including, but not limited to, UK domestic and global economic and business conditions; the ability to derive cost savings and other benefits, including as a result of the Group’s Simplification programme; the ability to access sufficient funding to meet the Group’s liquidity needs; changes to the Group’s credit ratings; risks concerning borrower or counterparty credit quality; instability in the global financial markets, including Eurozone instability and the impact of any sovereign credit rating downgrade or other sovereign financial issues; market-related risks including, but not limited to, changes in interest rates and exchange rates; changing demographic and market-related trends; changes in customer preferences; changes to laws, regulation, accounting standards or taxation, including changes to regulatory capital or liquidity requirements; the policies and actions of governmental or regulatory authorities in the UK, the European Union, or jurisdictions outside the UK in which the Group operates, including other European countries and the US; the implementation of the draft EU crisis management framework directive and banking reform following the recommendations made by the Independent Commission on Banking; the ability to attract and retain senior management and other employees; requirements or limitations imposed on the Group as a result of HM Treasury’s investment in the Group; the ability to complete satisfactorily the disposal of certain assets as part of the Group’s EC state aid obligations; the extent of any future impairment charges or write-downs caused by depressed asset valuations, market disruptions and illiquid markets; the effects of competition and the actions of competitors, including non-bank financial services and lending companies; exposure to regulatory scrutiny, legal proceedings, regulatory investigations or complaints, and other factors.  Please refer to the latest Annual Report on Form 20-F filed with the SEC for a discussion of certain factors together with examples of forward looking statements.